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INDEPENDENT AUDITORS' CONSENT

The Rydex Dynamic Funds:

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-84797 of the Rydex Dynamic Funds of our report dated November 22, 1999 appearing in the Statement of Additional Information, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP
Princeton, New Jersey
November 22, 1999